Exhibit 99.1

TO:                      RadioShack Directors and Executive Officers

FROM:                 Bob Donohoo – Vice President, General Counsel and Corporate Secretary

DATE:                  May 29, 2008

RE:                      Restrictions on the ability to trade RadioShack securities during 401(k) Blackout Period

RadioShack Corporation (the “Company”) has decided to transfer the duties of trustee and recordkeeper for the RadioShack 401(k) Plan (the “Plan”) to Wachovia Retirement Services.  During and as a result of this transition, account activity in the Plan will be restricted.  Plan participants will not be able to make changes to their investments in the Plan, or obtain loans or distributions from the Plan during the transition period, as described below (the “Blackout Period”).  During the Blackout Period, you will be subject to certain restrictions with respect to trading of equity securities of the Company.  The Blackout Period is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s trading windows related to its earnings releases.

The Blackout Period is being imposed because of the change in the trustee and recordkeeper of the Plan.  Certain of the investment alternatives in the Plan will also be changed during the Blackout Period.  The Blackout Period will begin at 2:00 p.m. (Central Daylight Time) on June 24, 2008 and end during the week of July 20, 2008.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited - during the Blackout Period - from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any shares of the Company’s common stock or any other equity security of the Company (including certain derivative securities pertaining to such shares) acquired in connection with his or her employment as an executive officer or services as a director.

Please note the following:

  Equity securities of the Company include the Company's common stock, one dollar ($1.00) par value, stock options, and other derivative securities.
  The above trading prohibitions also apply to Company securities held by your immediate family members living in your household, held in a trust, or held by partnerships and corporations.
  Among other things, these trading restrictions also prohibit exercising options granted to you in connection with your employment as an executive officer or service as a director, selling shares of Company stock acquired pursuant to such options, selling shares of Company stock originally received as a restricted or deferred stock unit grant, or selling shares to cover withholding taxes upon the vesting of restricted or deferred stock units.
  Certain exemptions from these rules apply, but the exemptions are narrow and should be discussed with the Company's General Counsel (see below) before any action is taken concerning Company equity securities during the Blackout Period.
Inquiries about this Blackout Period, including whether this Blackout Period has ended, should be directed to:

Bob Donohoo
Vice President, General Counsel, & Corporate Secretary
RadioShack Corporation
300 RadioShack Circle
Fort Worth, TX 76102
(817) 415-3700

These rules apply in addition to the trading restrictions under the Company’s insider trading policy.  The SEC regulations regarding the Blackout Period restrictions are complex.  To avoid any inadvertent violations, directors and executive officers are required to follow the Company’s pre-clearance procedures in connection with any proposed transaction in Company securities.  If you have any questions regarding the Company’s pre-clearance procedures or your ability to engage in any transaction, please contact Bob Donohoo.